UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 22, 2017

CHS Inc.

(Exact Name of Registrant as Specified in Charter)

Commission File Number: 001-36079

Minnesota	41-0251095
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
(Address of Principal Executive Offices) (Zip Code)

(651) 355-6000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.                                        Entry into a Material Definitive Agreement.

CHS Inc. (the “Company”) has announced the election of Jay D. Debertin to the position of President and Chief Executive Officer, effective May 22, 2017, and the departure, effective May 22, 2017, of Carl M. Casale from employment with the Company and his positions of President and Chief Executive Officer of the Company.

In connection with the end of Mr. Casale’s employment with the Company, on May 22, 2017, the Company and Mr. Casale entered into a Separation Agreement, dated May 22, 2017 (the “Separation Agreement”). The Separation Agreement provides for the following severance pay and benefits, which were provided for in Mr. Casale’s September 1, 2016 Employment Agreement: (1) payment of 200% of Mr. Casale’s base salary, in the amount of $2,102,000, and 200% of Mr. Casale’s target annual incentive compensation award, in the amount of $3,153,000, to be paid on a determined schedule over two years; and (2) welfare benefit continuation for 24 months. The Separation Agreement also provides for Mr. Casale to be paid $2,409,079 in recognition of earned but unvested long-term incentive compensation that will be forfeited due to the end of his employment prior to vesting. Mr. Casale will be subject to two-year non-competition and non-solicitation covenants following his termination of employment, as further described in the Separation Agreement.  All of the separation-related payments are subject to Mr. Casale’s ongoing compliance with obligations that continue under his Employment Agreement, the Separation Agreement, and applicable non-competition and non-solicitation covenants.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

The information required by this Item 5.02(b) is included in Item 1.01 above and is incorporated herein by reference.

(c)

As stated above, Mr. Debertin, age 56, was elected to the position of President and Chief Executive Officer of the Company, effective May 22, 2017.

Since 2011, Mr. Debertin has served as the Company’s Executive Vice President and Chief Operating Officer, Energy and Foods. From 2005 through 2010, he served as the Company’s Executive Vice President and Chief Operating Officer, Processing.  From 1984 to 2005, Mr. Debertin held a variety of positions in the Company’s energy marketing operations, raw material supply, refining, pipelines and terminals, trading and risk management, and transportation.

Employment Agreement

In connection with Mr. Debertin’s election as President and Chief Executive Officer, the Company and Mr. Debertin entered into an employment agreement, dated as of May 22, 2017 (the “Employment Agreement”). The Employment Agreement provides that Mr. Debertin will be paid an annual base salary of $1,150,000. Mr. Debertin is also eligible to earn annual incentive compensation, including a target incentive award of 150% of his base salary, based on the achievement of performance targets set by the Board of Directors of the Company (the “Board”).

Mr. Debertin will also be eligible to earn long-term incentive compensation, including a target award of 150% of his base salary, based on achievement of long-term performance targets set by the Board. Actual long-term incentive compensation awards will be determined by the Board based on the performance of the Company and Mr. Debertin and other applicable factors at the end of each three-year performance period.

In the event of Mr. Debertin’s involuntary termination without cause or voluntary termination with “good reason,” Mr. Debertin will be entitled to the following severance pay and benefits, conditioned on the execution of a release and his compliance with certain restrictive covenants: (1) payment of 200% of his base salary and target annual incentive compensation award, to be paid on a determined schedule over two years, and (2) welfare benefit continuation for 24 months. For purposes of the Employment Agreement, the term “good reason” generally means a material and adverse change in duties, titles or positions, a 10% or more reduction in salary or the Company’s material breach of any other obligation under the Employment Agreement that is not corrected within 30 days. Mr. Debertin will be subject to two-year non-competition and non-solicitation covenants following his termination of employment.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

(e)

The information required by this Item 5.02(e) is included in Item 1.01 and Item 5.02(c) above and is incorporated herein by reference.

Item 8.01.                                        Other Events.

On May 22, 2017, the Company issued a press release announcing Mr. Debertin’s election as President and Chief Executive Officer of the Company, and the end of Mr. Casale’s employment with the Company. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Separation Agreement, dated as of May 22, 2017, by and between Carl M. Casale and CHS Inc.

10.2	Employment Agreement, dated as of May 22, 2017, by and between CHS Inc. and Jay D. Debertin

99.1	Press Release, dated May 22, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS INC.

Date: May 22, 2017	By:	/s/ Timothy Skidmore
Timothy Skidmore
Executive Vice President and Chief Financial Officer